UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 24, 2003

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

1014 Vine Street

Cincinnati, OH 45201

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Item 5.	Other Events

On June 24, 2003, the Company released its earnings for the first quarter of 2003. Attached hereto as Exhibit 99.1 is the text of that release.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits:

99.1	Earnings release for first quarter 2003.

Item 9.	Regulation FD Disclosure

Updated 2003 Guidance:

Earnings per diluted share—	$1.55-1.63, including $0.02 of expense for systems conversion and consolidation of Michigan and Columbus divisions

Diluted shares outstanding—	Beginning of 2003	=	770 million
	End of 2003	=	740-745 million
	Average outstanding for the year	=	750-755 million

FIFO gross profit—	Decrease 10-25 basis points

LIFO—	$15-20 million charge

OG&A—	Increase 15-25 basis points

Economic Environment—	Became more challenging during the first quarter and we are not projecting an improvement

Labor:

During fiscal 2003, UFCW collective bargaining agreements will expire in Peoria; Portland, Oregon; Memphis; Ralphs in Southern California; Charleston, WV; Arizona; and Indianapolis; among other labor agreements expiring this year. An agreement has been ratified in Toledo.

Unchanged:

Competitive environment—	Unchanged

Square footage growth—	2.5-3.0%, excluding acquisitions and operational closings

Identical store sales growth goal (including supermarket fuel sales)—	Positive for the year

Capital expenditures—	$2.0 billion, excluding acquisitions and the final synthetic lease buyout

Depreciation—	$1,175-1,200 million

Interest expense—	$575-595 million, based on the current interest rate environment

Net operating working capital reduction—	$100 million

Tax rate—	37.5%

Inflation estimate—	0%

New, relocated or expanded stores—	100-110, excluding acquisitions

Remodels—	160-200

Supermarket fuel stations—	100-110

Pension discount rate—	6.75%

Pension assumed rate of return—	8.50%

Our ability to achieve the expected increases in sales and earnings could be adversely affected by the competitive environment in which we operate. In addition any labor dispute, delays in opening new stores, or changes in the economic climate could cause us to fall short of our sales and earnings targets. Our EPS goals could be affected by sales performance; competitive actions; recessionary trends in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG&A; continued increases in health care and pension costs; changes in utility costs; and the success of our capital investments. In addition, increases in sales of our corporate brand products and the “sister store” impact of our new store openings, could adversely affect identical store sales. Our ability to increase same store sales could be adversely affected by increased competition and sales shifts to other stores that we operate. Our capital expenditures could vary if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget. Our ability to meet working capital reduction targets could be adversely affected by increases in product costs, newly opened or consolidated distribution centers, our ability to achieve sales growth from new square footage, competitive activity in the markets in which we operate, changes in our product mix, and changes in laws and regulations. Square footage growth and the number of store projects completed during the year are dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects. Depreciation and amortization may vary from our estimates due to the timing of new store openings. Interest expense will vary with changes in capital markets and the amount of debt that we have outstanding. LIFO will be affected by vendor promotions and changes in the cost of inventory. While we expect to achieve benefits through logistics and technology, development of new systems and integration of systems due to our merger with Fred Meyer carry inherent uncertainties, and we may not achieve the expected benefits. Unforeseen difficulties in integrating any acquired entity with Kroger could adversely affect our ability to meet our other expectations. The average diluted shares outstanding may vary based on the market price of our stock, the number of shares we repurchase and the number of stock awards made during the year. The amount and timing of future one-time, merger-related costs could be adversely affected by our ability to convert remaining systems as planned and on budget. The cost associated with implementation of our strategic growth plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy, increased competitive pressures, and any inability on our part to implement the strategic growth plan when expected. Any change in tax laws, the regulations related thereto, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

THE KROGER CO.

June 24, 2003	By:	/s/ (PAUL HELDMAN)
Paul Heldman Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for first quarter 2003.